SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1001 3rd Ave., W., Bradenton, Florida 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

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Section 8 – Other Events

Item 8.01 Other Events.

On February 20, 2015, the Registrant re-executed a non-binding letter of intent to obtain debt financing of between $20 million and $40 million.  The proceeds will be used to finance the settlement of the Registrant’s liabilities, and provide funds for the completion of the smelter and leaching facility, as well as exploration of the Registrant’s interests on War Eagle Mountain.  The investment will be in the form of a loan with a term of at least ten years, with interest at a rate still to be negotiated but no greater than 12% per annum, and secured by all of the assets of the Registrant.  In addition, the investor will receive an equity kicker in the Registrant in an amount to be determined later.  The completion of the investment is subject to, among other things, the completion of due diligence on the Registrant by the investor, the preparation of execution of definitive documentation, and the Registrant’s settlement of certain liabilities on terms acceptable to the investor. The investment is further subject to the investor raising capital to fund the investment.  The investor has until July 31, 2016 to complete the transaction, and may be terminate its commitment to make the investment at any time.

As previously reported, the Registrant is subject to numerous judgments and tax liens encumbering its assets.  Its 20 acre mill site in Owyhee County, Idaho was sold at a sheriff’s sale on January 15, 2015, although the Registrant has a six month right of redemption to reaquire the mill site.  The proposed investment is intended to provide the Registrant with an ability to pay all of its outstanding liabilities, and resume work on developing its War Eagle mining claims, and its mill, smelter and refining operations at the base of War Eagle Mountain.  There is no assurance that the Registrant will receive any financing under the letter of intent, or that any such financing can be completed in time to prevent irreversible damage to the Registrant’s properties from creditor collection actions.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: February 26, 2015	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer

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